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                                                             EXHIBIT 99.7



     Dear Smallworld Stock Option Holder:

     Following up on the rollover teleconferences we held in
mid-September, attached is the promised information regarding the rollover and cashout process. It is now time for you to make a commitment regarding
your Smallworld options.   As an option holder you have three choices
available to you that have been triggered at the closing of the Smallworld transaction on Tuesday October 3, 2000. GE is offering Smallworld option holders (excepting those located in Australia) an opportunity to roll over their Smallworld options into GE Common Stock Options at a conversion ratio of 34.2%. Alternately, option holders may cash out their options via a cashless exercise routine. Finally, option holders may elect a combination of the two (rollover and cashout).

     You have until Tuesday, October 31, 2000 (by 9:30am NYC time/2:30pm
UK) to make your decision and submit your election form.

     In order to facilitate your decision-making process, we have attached a number of items that will explain the process and provide you with some additional information. This package will also be mailed to you at your work location and we will make it available on the GE Extranet site for the Smallworld integration when it is available.

     Please find attached the following items:
     - Letter detailing the rollover and cashout process with 5 exhibits:
        -- A summary of the GE Plan rules (Exhibit A)
        -- An election form to indicate option holder's choices (Exhibit B) -- The UK Supplement for Option Holders as required by law
           (Exhibit C)
        -- A withholding matrix by country indicating countries that have withholding requirements (Exhibit D)
        -- An example showing how to convert your Smallworld options to appropriate GE Stock Option shares and exercise price (Exhibit E)

     In order to accept this offer and indicate your choices, you must submit your witnessed Election Form with original signature (Exhibit B of the attached Rollover/Cashout letter) to Ian McShane by 9:30am NYC time/2:30pm Tuesday, October 31, 2000 (address on the form).

     I hope these items will help to address your questions and concerns. I advise you to read through them carefully and contact Ian McShane at 44-1223-449-359 with any questions.

     Regards,
     Steve Bolze
     President & General Manager, GE Energy Management Services